CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Small-Cap Growth Fund and All-Cap Growth Fund, each a series of The Embarcadero Funds, Inc. and in the Proxy Statement of Absolute Return Fund, Market Neutral Fund and Alternative Strategies Fund, each a series of The Embarcadero Funds,Inc., and to the use of our report dated February 24, 2009 on the financial statements and financial highlights included in the 2008 Annual Report.   Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders, which is incorporated by reference into the Proxy Statement/Prospectus on Form N-14.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 23, 2009